Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Ball Corporation 401(k) and Employee Stock Ownership Plan

Broomfield, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form
S-8 (33-37548, 33-32393, 333-84561, 333-67284, 333-150457 and 333-24061) of Ball Corporation of our report dated June 12, 2020, relating to the Statement of Net Assets Available for Benefits as of December 31, 2019 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended and the related notes of the Ball Corporation 401(k) and Employee Stock Ownership Plan which appear in this Form 11-K for the year ended December 31, 2020.

/s/ ACM LLP

Denver, Colorado

June 24, 2021

E-2